UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2018

Cocrystal Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38418	35-2528215
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1860 Montreal Rd, Tucker, GA	30084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 892-8800

(Former name or former address, if changed since last report.):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2018, Cocrystal Pharma, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with A.G.P./Alliance Global Partners as underwriter (the “Underwriter”), relating to the offer and sale (the “Offering”) of 4,210,527 shares of the Company’s common stock (the “Common Stock”), at a price to the public of $1.90 per share. In addition, the Company has granted the Underwriter an option, exercisable for 45 days from the date of the Underwriting Agreement, to purchase up to an additional 631,578 shares of our common stock to cover over-allotments, if any.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933 (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The gross proceeds to the Company from the sale of the shares of Common Stock are expected to be approximately $8.0 million, assuming no exercise by the Underwriter of the 45-day over-allotment option, not including underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company will be using the proceeds for general corporate purposes and the continued development of novel medicines for use in the treatment of human viral diseases. The offering is expected to close on or about May 3, 2018, subject to customary closing conditions. Two directors of the Company have indicated that they will purchase up to $1,000,000 of shares in the offering. The Company will receive a credit of $40,000 at the closing of the Offering and a credit of $16,625 if the Underwriter exercises its option to exercise its over-allotment.

The Company is required to issue the Underwriter a warrant to purchase 84,211 shares of Common Stock at $2.09 per share or 110% of the public offering price (the “Warrant”). The Warrant will become exercisable 180 days following the closing of the Offering, and will be exercisable until the date that is four years from the date the Warrant first becomes exercisable. Pursuant to the Underwriting Agreement, subject to limited exceptions, each of the Company and its officers and directors agreed not to sell or otherwise dispose of any shares of Common Stock for a period ending 90 days after the date of the Underwriting Agreement, without first obtaining the written consent of the Underwriter.

The Common Stock is being offered and sold pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration Statement No. 333-220632) and the prospectus included therein, filed with the Securities and Exchange Commission (the “SEC”) on September 26, 2017, as amended on October 5, 2017 and declared effective by the SEC on October 10, 2017, and a preliminary and final prospectus supplement filed with the SEC. A copy of the opinion of Nason, Yeager, Gerson White & Lioce, P.A. relating to the legality of the offer and sale of the shares of Common Stock in the Offering is attached as Exhibit 5.1 hereto.

The foregoing description of the terms of the Underwriting Agreement and the Warrant does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Underwriting Agreement and the Warrant, which are filed herewith as Exhibit 1.1 and Exhibit 4.1 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of April 30, 2018, by and between Cocrystal Pharma, Inc. and A.G.P./Alliance Global Partners as representative of the several underwriters*

4.1	Form of Warrant

5.1	Opinion of Nason, Yeager, Gerson, White & Lioce, P.A.

23.1	Consent of Nason, Yeager, Gerson, White & Lioce, P.A. (included in Exhibit 5.1)

*	Schedules have been omitted. The Company hereby agrees to furnish to the SEC upon request any omitted schedule to the Underwriting Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cocrystal Pharma, Inc.

Date: May 2, 2018	By:	/s/ James Martin
	Name:	James Martin
	Title:	Chief Financial Officer